UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Piper Sandler Companies 800 Nicollet Mall, Suite 900, Minneapolis, MN 55402-7020 612 303-6000 | 800 333-6000 | Fax: 612 303-1772

May 10, 2021

Institutional Shareholder Services –

ISS’s report issued on May 6, 2021, recommended against our say-on-pay proposal due to an employment agreement that we entered into with Jonathan Doyle, one of our executive officers.  One of ISS’s primary concerns is Mr. Doyle’s one-time $9.9 million retention equity award, which contributed significantly to its recommendation against the proposal.

We believe that ISS research fails to recognize that this award was granted as part of a much larger retention equity award program that itself was a part of our transformational acquisition of Sandler O’Neill.

Within the human capital business, it is critical to structure acquisitions that align and incent the people – the assets and long-term value creators – to join your platform and be productive on that platform.  It is an intensely competitive process that demands the balancing of bringing a group of revenue-producing employees onto your platform with driving future productivity and alignment with shareholders.

Here, Mr. Doyle’s $9.9 million award was part of a much larger $115 million retention program that granted retention equity awards to over 100 Sandler O’Neill employees to induce them to become employees of Piper Sandler.  This $115 million retention equity award pool represented consideration paid for our acquisition of Sandler O’Neill, though targeted directly to Sandler’s key human capital assets, rather than paid to Sandler’s shareholders.  Further, we could have structured this equity award program without the retentive terms that require employment in years three, four, and five for vesting, in which case the equity would not have been treated as compensation for accounting purposes but rather goodwill.  The better structure for institutional shareholders over the long-term – by far – is to structure this equity with retention characteristics that led to its inclusion in the summary compensation table.

It is not commercially feasible to try to induce a group of 100 revenue-producing employees to join your platform – as each individual makes their own independent decision – by putting performance conditions on retention equity awards.  As we stated in our proxy statement, Mr. Doyle is one of these revenue-producing employees, and his productivity is exceptional within the group of 100 producers.  The more commercially reasonable structure for a retention equity award is to extend the vesting terms to five years, and align the vesting with an individual non-compete in an employment agreement, which we successfully accomplished in the case of Mr. Doyle.  ISS’s analysis surprisingly makes no mention of the 5-year non-compete that is a cornerstone of our employment agreement with Mr. Doyle, and critical to protecting the value of the acquisition.

We would respectfully request that ISS reconsider its recommendation against Piper Sandler’s say-on-pay proposal in light of Jon Doyle’s $9.9 million retention equity award being made in the context of Piper delivering consideration for Sandler O’Neill in a manner that it believed was in the best interests of its shareholders.

Sincerely,

John W. Geelan

General Counsel